                                 EXHIBIT 10.31

                AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

                     BETWEEN WELLS DEVELOPMENT CORPORATION

                                      AND

                       WELLS OPERATING PARTNERSHIP, L.P.

                          AGREEMENT FOR THE PURCHASE
                             AND SALE OF PROPERTY

     THIS AGREEMENT, made and entered into as of the 15th day of September, 1998, by and between WELLS DEVELOPMENT CORPORATION, a Georgia corporation whose address is 3885 Holcomb Bridge Road, Norcross, Georgia 30092 ("Seller"),and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, whose address is 3885 Holcomb Bridge Road, Norcross, Georgia 30092 (the "Purchaser").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, Seller has entered into those certain Real Estate Option Agreements (the "Option Agreements") with the Development Corporation of Knox County dated as of April 22, 1998; and June 21, 1998, as amended September 8, 1998, relating to certain improved property situated in Knoxville, Tennessee and being more particularly described on Exhibit A hereto (the "Property"); and

     WHEREAS, Seller has entered into an Agreement for the Purchase and Sale of Property (the "Beaver/Carter Agreement") with BEAVER RUIN - ARC WAY, LTD., a Georgia limited partnership, ("BR"), with respect to an undivided interest in the Property and to with CARTER BOULEVARD, LTD., a Georgia limited partnership, ("CB") with respect to an undivided interest in the Property; and

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller, the Seller's remaining undivided interest in the Property (the "Undivided Interest") upon the terms and conditions hereinafter set forth; and

     WHEREAS, it is the intent of the parties that a Tenancy in Common Agreement be executed with respect to the Property; and

     WHEREAS, Seller intends to enter into a Development Agreement with Adevco Corporation relating to the Property; and

     WHEREAS, it is the intent of the parties that the Property be acquired and developed with the proceeds obtained hereby and from the Beaver/Carter Agreement and the proceeds of a loan (the "Loan") from First Capital Bank; and

     WHEREAS, the property is subject to that certain triple net Lease with Associates Housing Finance, LLC (the "Lease") relating to the Property;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein set forth, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties hereto, Seller and Purchaser do hereby covenant and agree as follows:

          1.   Agreement to Buy and Sell. Upon the terms and conditions set
               -------------------------
forth in this Agreement, and subject to acquisition of the Property by the Seller pursuant to the Option Agreement, Purchaser agrees to buy from Seller and Seller agrees to sell to Purchaser the Undivided Interest. The percentage interest shall be equal to the percentage equivalent of a fraction, the numerator of which is the Purchase Price and the denominator of which is the Purchase Price plus the aggregate purchase price paid to Seller pursuant to the Beaver/Carter Agreement.

     2.  Purchase Price.  Subject to adjustment and credits as otherwise
         --------------
specified in this Agreement, the purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Undivided Interest shall be $1,650,000. It is the intent of the parties that Seller shall not make any profit or incur any loss in connection with this transaction and, to that end, Seller agrees to hold in an interest bearing account for the benefit of Purchaser any cash distributions payable to Seller prior to Closing hereunder. It is the intent of the parties, that the acquisition and development costs of the Property be funded first with the proceeds attributable to the Beaver/Carter Agreement; second, with up to $4,500,000 of proceeds of the Loan; third, with funds provided pursuant to this Agreement; and fourthly, the balance, if any, with remaining proceeds of the Loan. To that end, Purchaser shall evidence its funding obligation either in the Tenancy in Common Agreement or by its promissory note executed at Closing.

     3.  Purchaser's Right of Inspection and Seller's Cooperation. From and
         --------------------------------------------------------
after the date of this Agreement, Purchaser and its agents, engineers, or representatives, with Seller's reasonable, good faith cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Such privilege shall include the right to make said tests, borings, and other tests to obtain information necessary to determine surface and subsurface conditions. Such privilege shall also include the right to make any other tests deemed reasonably necessary by Purchaser. Purchaser hereby indemnifies and holds Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege. The obligations of Purchaser under the preceding sentence shall survive any termination of this Agreement. Seller shall make available to Purchaser all work product in the possession of Seller relating to the Property, including surveys, site plans, environmental audits, soils tests, market studies, Seller's owner's title policy and all other information provided to Seller or obtained by Seller with respect to the Property.

     4.   Special Conditions to Closing.  Notwithstanding any other provision to
          -----------------------------
the contrary contained in this Agreement, Purchaser's obligations hereunder are expressly conditioned upon the following special conditions:

          (a) Purchaser shall have available to it at the date of Closing sufficient net proceeds available for investment in properties to fully fund the Purchase Price;

          (b) All of the representations and warranties set forth in paragraph 7 shall be true and correct in all material respects on the Date of Closing;

          (c) The receipt by Purchaser of an appraisal reflecting the value of the Property as being not less than an amount equal to the sum of (i) the quotient of (A) the Purchase Price divided by (B) the percentage interest being acquired by Purchaser in the Property, and (ii) the Loan.

          (d) The receipt by Purchaser of evidence reasonably satisfactory to Purchaser that the Property is free of any Hazardous Materials;

          (e) The receipt of evidence that Associates Housing Finance, LLC has executed the Lease;

          (f) The execution of a Tenancy in Common Agreement with BR and CB in form and substance reasonably satisfactory to Purchaser;

          (g) Evidence that the transaction contemplated by the Beaver/Carter Agreement has closed; and

          (h) A policy of title insurance insuring Purchaser's interest in the Property.

In the event any of the conditions set forth above are not met on or prior to the date of Closing, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller. If Purchaser elects to so terminate this Agreement, Seller shall be entitled to receive the sum of Twenty-Five Dollars ($25.00), whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of Twenty-Five Dollars ($25.00) is good and adequate consideration for the termination rights granted to Purchaser hereunder.

     5.   Closing and Closing Date.  The consummation of the sale by Seller and
          ------------------------
the purchase by Purchaser of the Property (herein referred to as the "Closing") shall be held on or before the January 19,1999, at the offices of O'Callaghan & Stumm LLP, 127 Peachtree Street N.E., Suite 1330, Atlanta, Georgia 30303 or such other office as the parties may agree at such specific time and date as shall be designated by Purchaser in a written notice to Seller not less than three (3) business days prior to the date of Closing or absent such notice at 10:00 a.m. on

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

the first anniversary of the date hereof. At Closing, Seller shall execute, where applicable, and deliver to Purchaser the following instruments, in form and substance reasonable satisfactory to Purchaser (a) a Limited Warranty Deed with respect to the Undivided Interest; (b) the Tenancy in Common Agreement; (c) an Assignment of Lease; (d) an Assignment of the Development Agreement; and (e) such other documents as may be reasonably required by Purchaser or Purchaser's counsel in order to effectuate the transaction contemplated hereunder. At Closing, Purchaser shall deliver to Seller the Purchase Price and shall execute and deliver to Seller a Closing Statement, Tenancy in Common Agreement, evidence reasonably satisfactory to Seller and/or its assigns of Purchaser's obligations to fund any unfunded portion of the Purchase Price and such other documents as may be reasonably required by Seller or Seller's counsel in order to effectuate the transaction contemplated hereby.

     6.   Representations and Warranties of Seller.  Seller hereby makes the
          ----------------------------------------
following representations and warranties to Purchaser, each of which shall be deemed material:

          (a) Title and Authority.  Seller is or shall be the owner of good and
              -------------------
     marketable fee simple record title to the Property subject only to those matters set forth on Exhibit B hereto (the "Permitted Encumbrances") and, if applicable, to one or more mortgages which shall be canceled and satisfied at no cost to Purchaser at or before the Closing, it being the intent of the parties that the Property free and clear of any liens, claims or encumbrances except the Permitted Encumbrances, at the time Purchaser acquires the Undivided Interest. Seller has the full right, power and authority to execute and deliver this Agreement and to consummate the purchase and sale herein contemplated and to perform the covenants and agreement of Seller hereunder.

          (b) No Litigation.  There are no actions, suits, or proceedings
              -------------
     pending, or, to the best of Seller's knowledge, threatened by any organization, person, individual, or governmental agency against Seller which would impair Seller's ability to convey the Undivided Interest pursuant to this Agreement or against the Property, nor does Seller know of any basis for such action.

          (c) Pre-existing Right to Acquire.  No person or entity has any right
              -----------------------------
     or option to acquire the Undivided Interest which will have any force or effect after the execution hereof, other than Purchaser.

          (d) Ownership of Undivided Interest.  Seller owns or shall at the time
              -------------------------------
     of Closing own beneficially and of record the Undivided Interest free and clear of all liens, claims, pledges, options, adverse claims and charges of any nature whatsoever.

     7.   Default.  In the event Seller fails to comply with or perform any of
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the covenants, agreements or obligations to be performed by Seller under the terms and provisions of this Agreement, or in the event Seller's warranties and representations set forth in this Agreement are untrue or misleading, at Purchaser's option: (i) Purchaser shall be entitled to an immediate refund of all Earnest Money and to thereafter exercise any and all rights and remedies available to Purchaser at law or in equity; or (ii) Purchaser shall be entitled, upon giving written notice to Seller as herein provided, to terminate this Agreement. Upon any such termination, all Earnest Money shall be immediately returned to Purchaser and this Agreement and all rights and obligations created hereunder shall be of no further force or effect. In the event Purchaser fails to comply with or perform any of the covenants, agreements or obligations to be performed by Purchaser under the terms and provisions of this Agreement, Seller's sole and exclusive remedy for any such default shall be to terminate this Agreement and to receive $100 of the Earnest Money as full liquidated damages for such default, the parties hereto acknowledging that it is impossible to more precisely estimate the damages to be suffered by Seller upon Purchaser's default, whereupon all rights and obligations created hereby shall terminate and be of no further force or effect whatsoever.

     8.   Assignment.  Purchaser's rights and duties under this Agreement shall
          ----------
be freely transferable and assignable by Purchaser, either in full or in part, and in the event of any such transfer or assignment, Seller shall look solely to such transferee or assignee for the performance of all obligations, covenants, conditions, and agreements imposed upon Purchaser pursuant to the terms of this Agreement.

     9.   Broker's Commission. Seller shall and does hereby indemnify and hold
          -------------------
harmless Purchaser from and against any claim for any real estate sales commission, finder's fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim for any real estate sales commission, finder's fees or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser.

     10.  Notices.  Any notices which may be permitted or required hereunder
          -------
shall be in writing and sent or hand delivered to the addresses set forth herein, and shall be deemed to have been duly given as of the date and time the same are either personally delivered (if delivered by hand or by overnight courier) or, if mailed, on the third (3rd) business day following the date same is deposited with the United States Postal Service, postage prepaid, to be mailed by registered or certified United States mail, return receipt requested.

     11.  Time Periods.  If the time period by which any right, option, or
          ------------
election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

     12.  Survival of Provisions.  All covenants, warranties, and agreements set
          ----------------------
forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement.

     13.  Severability.  This Agreement is intended to be performed in
          ------------
accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

     14.  General Provisions.  No failure of either party to exercise any power
          ------------------
given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no prior representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein or in said Letter Agreement shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence in this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include

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

all genders, and all references herein to the singular shall include the plural and vice versa. The parties do not intend and this Agreement shall not be deemed to create a joint venture, partnership, or any other relationship between Seller and Purchaser or the Joint Venture and Purchaser except that of contracting parties. The parties acknowledge that O'Callaghan & Stumm LLP has drafted this Agreement, and that it has represented both Seller and Purchaser in various aspects of this and other transactions.

     15.  Effective Date.  For purposes of the calculations of any time periods
          --------------
set forth in this Agreement, the effective date of this Agreement shall be deemed to be the latest of the dates set forth below, or the date this Agreement is last initialed, whichever is later.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by duly authorized representatives as of the day, month and year first above written.


                    "SELLER":

                    WELLS DEVELOPMENT CORPORATION, a Georgia corporation


                    By: /s/ Leo F. Wells
                        ----------------------------

                    Title: President
                           -------------------------

                    Date: September 15, 1998



                    "PURCHASER":

                    WELLS OPERATING PARTNERSHIP, L.P.,
                    a Delaware limited partnership

                    By: WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, as general partner



                         By: /s/ Leo F. Wells
                             ----------------------------

                         Title: President
                                ------------------------

                         Date: September 15, 1998

                                   EXHIBIT A
                                   ---------


SITUATED, LYING and BEING in the Sixth (6th) Civil District of Knox County, Tennessee, without the corporate limits of any municipality, and being Lot 10 and Lot 11 of Centerpoint Park as shown on plats recorded at Cabinet M, Slide 31D and 32A in the Knox County Register of Deeds, also being Parcels 16.10 and
16.11 as shown on Tax Map 118 in the Knox County Property Assessor's Office, and being more particularly bounded and described as follows to wit:

POINT OF COMMENCEMENT is a concrete monument in the southwestern right-of-way of Pellissippi Parkway (State Route 162), said monument being at station 169+00, 175 feet left of the centerline of the Tennessee Department of Transportation Project # 47050-2202-04; thence, along the southwest right-of-way of Pellissippi Parkway (State Route 162) (all bearings in this description have been rotated to 1991 magnetic north) North 44 deg. 52 min. 55 sec. West a distance of 183.93 feet to an iron rod (new), also being the north corner of property now or formerly owned by Fund IX & Fund X Associates Joint Venture (Parcel 16.13, D.B. 2244, Page 401) this the POINT OF BEGINNING; thence, leaving the southwestern right-of-way of Pellissippi Parkway (State Route 162) and along the northwest line of property now or formerly owned by Fund IX or Fund X Associates Joint Venture, South 57 deg. 32 min. 29 sec. West passing an iron rod (old) at a distance of 522.62 feet in total a distance of 524.87 feet to an iron rod (new) in the northeast right-of-way of Centerpoint Boulevard (being 35 feet from the centerline); thence, along the aforesaid right-of-way the following three calls and distances: 1) North 44 deg. 55 min. 18 sec. West a distance of 326.07 feet to an iron rod (new); 2) along a tangential curve to the right having a radius of 265.00 feet, an arc length of 431.69 feet, a delta angle of 93 deg. 20 min. 10 sec. and a chord of North 01 deg. 44min. 42 sec. East a distance of 385.52 feet to an iron rod (new); 3) North 48 deg. 24 min. 46 sec. East a distance of
232.96 feet to an iron rod (new) at the intersection of the southwestern right-of-way of Pellissippi Parkway (State Route 162) and northeast right-of-way of Centerpoint Boulevard (175.00 feet from the centerline of Pellissippi Parkway and 49 feet from the centerline of Centerpoint Boulevard), thence along the southwestern right-of-way of Pellissippi Parkway (State Route 162) the following three calls and distances: 1) South 45 deg. 01 min. 15 sec. East 275.24 feet to a concrete monument; 2) South 44 deg. 47 min. 45 sec. East 254.47 feet to an iron rod (new); 3) South 44 deg. 46 min. 49 sec. East 160.64 feet to the POINT OF BEGINNING containing 315,609 sq. ft. and 7.25 acres, according to the survey by SITE, Inc, 8915 George Williams Dr., Knoxville, TN 37923, dated August 6, 1998, last revised date September 16, 1998 (File Name 1107Topo), William B. Steelman, Surveyor, Tennessee RLS #1831.

                                   EXHIBIT B

                            PERMITTED ENCUMBRANCES


Number: 72701
NBU File Number: 99801339

     Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company.

1. Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this commitment.
2. Any owner's policy issued pursuant hereto will contain under Schedule B the Standard Exceptions set forth at the inside cover hereof. Any loan policy will contain under Schedule B Standard Exceptions 1, 2, and 3 unless a satisfactory survey and inspection of the premises is made.

3. Advalorem taxes for the year 1998 and subsequent years, a lien not yet due or payable.

4. Declaration of Restrictions of record in Deed Book 2034, page 914, Deed Book 2060, page 987, and Deed Book 2261, page 805, in the Register's Office for Knox County, Tennessee, OMITTING any covenant or restriction based on race, color, religion, sex, handicap, familial status, or national origin unless and only to the extent that said covenant (a) is exempt under Chapter 42, Section 3607 of the United States Code or (b) relates to handicap but does not discriminate against handicapped persons.

5. Utility and drainage easements of 10 feet inside all exterior boundary lines, 5 feet along each side of all interior lot lines on LOTS 10 AND 11, as shown on map of record in Cabinet M, Slide 31D and 32A, in the Register's Office for Knox County, Tennessee.

6. Utility and drainage easement over western portion of LOT 10, as shown on map of record in Cabinet M, Slide 31D and 32A, in the Register's Office for Knox County, Tennessee.

7. Utility and drainage easement over southwestern and southeastern portion of LOT 11, as shown on map of record in Cabinet M, Slide 31D and 32A, in the Register's Office for Knox County, Tennessee.

8. LOTS 10 and 11 shall have access from the interior road system only, as shown on map of record in Cabinet M, Slide 31D and 32A, in the Register's Office for Knox County, Tennessee.

9. Sanitary sewer easement along western and southwestern portion of LOTS 10 AND 11, as shown on map of record in Cabinet M, Slide 31D and 32A, in the Register's Office for Knox County, Tennessee.

10. LOT 10 AND WESTERN PORTION OF LOT 11 zoned SP; REMAINDER OF LOT 11 zoned PC, as shown on map of record in Cabinet M, Slide 31D and 32A, in the Register's Office for Knox County, Tennessee.

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